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Exhibit 23

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-150379) pertaining to the 2005 Long-Term Incentive Plan and on Form S-3 (No. 333-187680) and related Prospectus of SP Plus Corporation (formerly known as Standard Parking Corporation) for the registration of 6,162,332 shares of its common stock, of our reports dated March 13, 2014 with respect to the consolidated financial statements and schedule of SP Plus Corporation and the effectiveness of internal control over financial reporting of SP Plus Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
March 13, 2014

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  Exhibit 23
Consent of Independent Registered Public Accounting Firm